EXHIBITS 5
AND 23.1

201 South Main Street
Suite 1800	Mark E. Lehman
Salt Lake City, Utah
84111-2218	Direct Dial
Post Office Box 45898	(801) 532-1234
Salt Lake City, Utah	E-Mail
84145-0898	MLehman@pblutah.com
Telephone 801 532-1234
Facsimile 801 536-6111

August 19, 2005

Board of Directors

Advanced Cell Technology, Inc.

381 Plantation Street

Worcester, MA 06515

Re:          2004 Stock Option Plan

2004 Stock Option Plan II

2005 Stock Incentive Plan

Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 12,905,161 shares (the “Shares”) of common stock, par value $0.001, of Advanced Cell Technology, Inc. (the “Company”).  The Shares are issuable under options and other awards that have been or may be granted under the 2004 Stock Option Plan, 2004 Stock Option Plan II, and 2005 Stock Incentive Plan (collectively the “Plans”).

We have examined copies of the Articles of Incorporation and By-laws of the Company, each as amended to date, copies of all pertinent records of meetings of the board of directors and stockholders, the Registration Statement, and such other documents relating to the Company as we have deemed material for purposes of this opinion.

In our examination of the foregoing, we have assumed that each document accurately conforms to the original, the original was signed the person or persons indicated, and each signatory had the required legal capacity and authority to sign the document.  We assume that the appropriate action will be taken, prior to the sale of Shares under the Plans, to register and qualify the Shares as necessary to comply with the requirements of applicable state securities laws.

We express no opinion herein as to the laws of any state other than the laws of the state of Nevada and federal securities laws of the United States of America.

It is understood that this opinion is to be used only in connection with the filing of the Registration Statement.  We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms and conditions of the Plans, will be validly issued, fully paid, and non-assessable.

We consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
/s/ PARSONS, BEHLE & LATIMER

MEL/cm